UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 23, 2014 (December 19, 2014)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant's Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On December 19, 2014, Brookdale Senior Living Inc. (the "Company") entered into a Fourth Amended and Restated Credit Agreement with General Electric Capital Corporation, as administrative agent, lender and swingline lender and the other lenders from time to time parties thereto (the "Amended Agreement"). The Amended Agreement amends and restates in its entirety the Company's existing Third Amended and Restated Credit Agreement dated as of September 20, 2013 (the "Original Agreement").

The Amended Agreement provides for a total commitment amount of $500 million, comprised of a $100 million term loan drawn at closing and a $400 million revolving credit facility (with a $50 million sublimit for letters of credit and a $50 million swingline feature).  The Amended Agreement also provides an option to increase the revolving credit facility by an additional $250 million, subject to obtaining commitments for the amount of such increase from acceptable lenders.  The term loan is subject to a prepayment premium of 2% if prepaid during the first loan year and 1% if prepaid during the second loan year.  The Amended Agreement grants the Company a one-time right to reduce the amount of the revolving credit commitment, and the Company may terminate the revolving credit facility at any time, in each case, without payment of a premium or penalty.

The Amended Agreement extends the maturity date from March 31, 2018 to January 3, 2020 and decreases the interest rate payable on drawn amounts and the fee payable on the unused portion of the facility.  Amounts drawn under the facility will continue to bear interest at 90-day LIBOR plus an applicable margin; however, the Amended Agreement reduces the applicable margin from a range of 3.25% to 4.25% to a range of 2.50% to 3.50%.  The applicable margin varies based on the percentage of the total commitment drawn, with a 2.50% margin at utilization equal to or lower than 35%, a 3.25% margin at utilization greater than 35% but less than or equal to 50%, and a 3.50% margin at utilization greater than 50%.  The Amended Agreement also eliminates the minimum 0.5% LIBOR rate included in the Original Agreement.  The Amended Agreement reduces the quarterly commitment fee on the unused portion of the facility from 0.50% per annum to 0.25% per annum when the outstanding amount of obligations (including revolving credit, swingline and term loans and letter of credit obligations) is greater than or equal to 50% of the total commitment amount or 0.35% per annum when such outstanding amount is less than 50% of the total commitment amount.

Availability under the facility will vary from time to time based on borrowing base calculations related to the appraised value and performance of the communities securing the credit facility.  The credit facility will continue to be secured by first priority mortgages on certain of the Company's communities.  In addition, the Amended Agreement permits the Company to pledge the equity interests in subsidiaries that own other communities (rather than mortgaging such communities), provided that loan availability from pledged assets cannot exceed 10% of loan availability from mortgaged assets.

Amounts drawn on the facility may be used to finance acquisitions, to fund working capital and capital expenditures, and for other general corporate purposes.

The Amended Agreement contains typical affirmative and negative covenants, including financial covenants with respect to minimum consolidated fixed charge coverage and minimum consolidated tangible net worth.  A violation of any of these covenants could result in a default under the Amended Agreement, which would result in termination of all commitments under the Amended Agreement and all amounts owing under the Amended Agreement and certain other loan agreements becoming immediately due and payable.

The foregoing summary of certain provisions of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended Agreement as set forth in Item 1.01 of this report is incorporated herein by reference.

Section 7 — Regulation FD

Item 7.01     Regulation FD Disclosure.

On December 22, 2014, the Company issued a press release announcing that the Company had amended and restated its existing credit facility, as described in Item 1.01 of this report.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.

The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered "filed" or incorporated by reference therein.

Section 9 — Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amended and Restated Credit Agreement, dated as of December 19,

2014, among certain subsidiaries of Brookdale Senior Living Inc., General Electric Capital Corporation, as administrative agent, lender and swingline lender, and the other lenders from time to time parties thereto.

99.1	Press Release dated December 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	December 23, 2014	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Senior Vice President, Co-General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1
Fourth Amended and Restated Credit Agreement, dated as of December 19, 2014, among certain subsidiaries of Brookdale Senior Living Inc., General Electric Capital Corporation, as administrative agent, lender and swingline lender, and the other lenders from time to time parties thereto.

99.1	Press Release dated December 22, 2014.